EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-154915, 333-160942, 333-174174 and 333-188530 on Form S-8 and Registration Statement No. 333-180662 on Form S-4 of our report dated March 15, 2016 (May 26, 2016 as to Note 2), relating to the consolidated financial statements of A.M. Castle & Co. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting for its United States metals inventory from the last-in first-out method to the average cost method), appearing in this Current Report on Form 8-K of A.M. Castle & Co. and subsidiaries dated May 26, 2016.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
May 26, 2016